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Exhibit 23.1

Consent of Independent Auditors

     We consent to the incorporation by reference in the Registration Statement (Form S-8) and related prospectus pertaining to the Assumed Musicland 1988 Stock Option Plan of Best Buy Co., Inc., the Assumed Musicland 1992 Stock Option Plan of Best Buy Co., Inc., the Assumed Musicland 1994 Stock Option Plan of Best Buy Co., Inc. and the Assumed Musicland 1998 Stock Incentive Plan of Best Buy Co., Inc. of our report dated March 28, 2000, with respect to the consolidated financial statements of Best Buy Co., Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended February 26, 2000, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Minneapolis, Minnesota
February 23, 2001

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Consent of Independent Auditors